ALICO EXECUTES COMPLETE FINAL SETTLEMENT WITH IRS

Previous settlement estimate adjustment will result in additional income

La Belle, FL., July 1, 2008 -- Alico, Inc. (NASDAQ: ALCO), a land management company, announced that it had completed and executed a final settlement agreement with the IRS related to tax years 2000 – 2004 and had executed a similar agreement for its Agri-Insurance, Ltd subsidiary for the tax years 2000 - 2003.

John R. Alexander, Alico Chairman, stated, “After many years, we are delighted to finally conclude all outstanding issues with the IRS.   This settlement will allow the Company to better focus on our strategic objectives going forward.”

The final liability related to the settlement, including penalties and interest, totaled $64.5 million, which was $1.7 million below the previously estimated and disclosed settlement of $66.2.  The difference will result in a refund to the Company and a reduction in income tax expense for fiscal year 2008.  Additionally, the Company will recognize an additional deferred tax asset of approximately $3.5 million, which will also reduce the income tax expense for fiscal year 2008, bringing the total income tax expense reduction to approximately $5.2 million.  These adjustments will be reflected in the Company’s Form 10-Q for the quarter ended June 30, 2008.

The reductions to the previous tax liability estimate resulted from the allowance of expenses by IRS Appeals that were previously not allowed by IRS Exams.  The additional deferred tax asset was the result of taxable basis allocations by IRS Appeals in excess of previous Company estimates.  As a result of the settlement, the Company is filing amended tax returns for tax years 2005 through 2007.  These amendments will likely result in further changes to the Company’s tax expense for fiscal year 2008.  The impact of the changes has not yet been quantified but is not expected to be significant.

The Company will also be filing amended state income tax returns with the State of Florida for the affected years, which is expected to result in the payment of approximately $10.5 million of state income taxes and related interest, the majority of which was previously expensed in the quarter ended May 31, 2007 and has been reflected as a liability in the Company’s financial statements since that time.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.
For Further Information Contact:

Dan L. Gunter
LaBelle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements"' within the meaning of the Private Securities Litigation Reform Act of 1995. The forward looking statements include references to the expected impact of tax return amendments and estimated amounts of taxes.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.